EXHIBIT 99.1

The following is an excerpt from Section 2 of the term sheet for Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-AR1:

2.  Amendments to MLPA

a.  Notwithstanding anything to the contrary set forth in the MLPA, with respect to the Mortgage Loans, the representations and warranties set forth in Section 3.1 and Section 3.2 of the MLPA shall be subject to the exceptions, if any, set forth on Schedule III to this Term Sheet.

b.  Each of the following representations and warranties with respect to the Mortgage Loans set forth in the indicated clauses of Section 3.1 or Section 3.2 of the MLPA is hereby deleted in its entirety:

            No deletions.

c.  The MLPA is hereby amended to add the following additional representations and warranties with respect to the Mortgage Loans:

No additional representations and warranties (except as provided under Section 2(d) hereof).

d.  The following additional amendments are hereby made to the MLPA with respect to the Mortgage Loans:

            i.    Section 3.1(iv) Representation.  The representation and warranty in clause (iv) of Section 3.1 of the MLPA is hereby amended to insert, after the phrase “the preceding 12 months,” the following phrase:  “(or such shorter period as had elapsed from the date of acquisition of the Mortgage Loan by the Seller)”.

            ii.    Prepayment Premiums.  The MLPA is hereby amended to add the following Section 3.4:

            “Section 3.4    Seller Representations and Warranties Regarding Prepayment Premiums; Remedies for Breach

            (a)        Whenever used in this Section 3.4, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Prepayment Premium:  With respect to any Mortgage Loan listed in the applicable Supplemental Mortgage Loan Schedule, any fee or premium required to be paid by the Mortgagor if the Mortgagor voluntarily prepays such Mortgage Loan in full as provided in the related Mortgage Note or Mortgage.

Supplemental Mortgage Loan Schedule:  The Supplemental Schedule of Mortgage Loans attached as Schedule I-A to a Term Sheet. The Supplemental Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan listed therein: (i) its loan number and (ii) the applicable term during which a Prepayment Premium, if any, may be imposed on such Mortgage Loan.

            (b)        The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan sold by the Seller hereunder and listed in the applicable Supplemental Mortgage Loan Schedule, as of the Closing Date:

(i)         The information set forth in the Supplemental Mortgage Loan Schedule delivered on the Closing Date is true and correct in all material respects; and

(ii)        With respect to each Mortgage Loan listed in the applicable Supplemental Mortgage Loan Schedule and subject to a Prepayment Premium, such Prepayment Premium is enforceable in accordance with its terms, and each such Prepayment Premium is permitted pursuant to applicable federal, state and local law, subject to federal preemption where applicable, except as such enforcement (1) may be limited (A) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally or (B) due to acceleration in connection with a foreclosure or other involuntary payment or (2) would be considered “predatory” pursuant to written guidelines issued by any applicable federal, state or local authority having jurisdiction over such matters.

            (c)        Upon discovery by the Seller or the Purchaser of a breach of either of the representations and warranties set forth in Section 3.4(b), which materially and adversely affects the value of any Mortgage Loan (including the value of Prepayment Premiums payable thereunder) or the interests of the Purchaser in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. Within 60 days of the later of (A) its discovery of breach or its receipt of written notice of breach from the Purchaser and (B) the date on which a Prepayment Premium would have become payable had such representation and warranty been true, the Seller shall pay to the Purchaser the amount of such Prepayment Premium (less any amount collected from the related Mortgagor with respect to such Prepayment Premium).

            (d)        It is understood and agreed that the obligations of the Seller set forth in this Section 3.4 constitute the sole remedies available to the Purchaser or its transferee respecting a breach of the representations and warranties by the Seller set forth in Section 3.4(b).”

            iii.   Assignment of Servicing Agreement.  The MLPA is hereby amended to add, at the end of Section 2.1(a) thereof, the following provision:

“In addition, if so stated in the Term Sheet, in the event some of those Mortgage Loans are to be serviced pursuant to a servicing agreement other than the related Pooling and Servicing Agreement, the Seller assigns to the Purchaser, without recourse, the Seller’s rights with respect to the servicing of those Mortgage Loans under such servicing agreement.”

            iv.   Definition of “Servicer”.  The MLPA is hereby amended to delete the definition of “Servicer” in Article 1 thereof and to replace such definition in its entirety with the following definition:

            “Servicer:  Except as used in Section 6.1 hereof, with respect to any Mortgage Loan, the servicer of such Mortgage Loan pursuant to the related Pooling and Servicing Agreement or other servicing agreement, as applicable; and, as used in Section 6.1 hereof, the servicer pursuant to the related Pooling and Servicing Agreement.”

            v.   Definitions of “Repurchase Price” and “Substitution Price”.  The MLPA is hereby amended to (a) revise the definitions of “Repurchase Price” and “Substitution Price” in Article 1 thereof to delete each occurrence therein of the phrase “an advance by the Servicer pursuant to the related Pooling and Servicing Agreement” and replace such phrase with the phrase “an advance by the related Servicer,” (b) revise the definition of “Repurchase Price” in Article 1 thereof to delete the phrase “all unreimbursed advances of reimbursable expenses made by the Servicer with respect to such Mortgage Loan pursuant to the related Pooling and Servicing Agreement” and replace such phrase with the phrase “all unreimbursed advances of reimbursable expenses made by the related Servicer with respect to such Mortgage Loan” and (c) revise the definition of “Substitution Price” in Article 1 thereof to delete the phrase “all unreimbursed advances of reimbursable expenses made by the Servicer with respect to such Reacquired Mortgage Loans pursuant to the related Pooling and Servicing Agreement” and replace such phrase with the phrase “all unreimbursed advances of reimbursable expenses made by the related Servicer with respect to such Reacquired Mortgage Loans.”

e.  Except as modified here, the MLPA remains in full force and effect.